March 16, 2009	Richard G. Spencer
President and Chief Executive Officer
(412) 367-3300
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANK MOURNS DEATH OF CHAIRMAN WILLIAM L. WINDISCH

Pittsburgh, PA., March 16, 2009 — Fidelity Bank is saddened to announce the death of board chairman and former CEO William L. “Bill” Windisch who passed away Friday morning at the age of 76.

“We are deeply saddened by Bill’s death,” said Richard Spencer, Fidelity Bank President and CEO. “ Bill has been an icon here at Fidelity for over 50 years and has put his heart and soul into this place. Those of us who knew him respected him as a business leader with an inexhaustible passion for this community. I can’t begin to express the great personal loss to me, as well as to the entire Fidelity Bank family.”

Mr. Windisch began his career at Fidelity Bank back in 1955 as a teller at the Bank’s Brighton Road Office. Through his dedication, hard work and commitment, Bill was promoted to President in 1972 and named CEO in 1975. With Bill at the helm, the Bank flourished and grew from a one office operation to a thriving thirteen branch community bank. Throughout his life of accomplishments and success, Bill always kept the employees and customers at the forefront of every decision.

Although Bill retired from the Bank in 2002 as President and CEO, he remained an integral part of the Bank serving as Chairman of the Board. His vast knowledge, support and advice were a welcomed asset and were appreciated by everyone who had the privilege to work for and with him.

“The passing of Bill Windisch, is the passing of an era,” said Spencer. Bill has been a part of the Fidelity family for such a long time. He has seen many of our veteran employees who were hired at a young age, mature into seasoned professionals and have families of their own. He will be greatly missed. It is with heavy hearts that we must move on and strive to carry on the legacy that he has created here at Fidelity Bank.”